EXHIBIT 99
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HEALTHSOUTH CHIEF EYES SEC, SHAREHOLDER SUITS
THE BIRMINGHAM NEWS
BY MICHAEL TOMBERLIN
12/29/04

HealthSouth Corp. Chief Executive Jay Grinney said he hopes some lingering ailments that have been overshadowed by the company's accounting scandal will soon be cleared up.

But Grinney, in an interview at HealthSouth headquarters on Tuesday, said lots of work must be done before the Birmingham company can put its troubles behind.

Besides its well-publicized accounting problems, HealthSouth still faces a Securities & Exchange Commission fraud lawsuit, investor suits and a probe of its Medicare billing practices.

"We will still have to address concerns by the Securities and Exchange Commission, and we will still have to address the securities class action litigation, but I'm confident that we will be able to do so, primarily because I don't believe that shareholders nor do I believe that the SEC want to put us out of business," Grinney said.

"It's not in their best interest to force us into bankruptcy. I believe they understand that we only have a limited ability to pay and we're prepared to try to address their concerns, but we only have so much money to be able to do that."

Signs of life:

There appears to be progress on some fronts. The company is close to finalizing a $325 million settlement in the Medicare billing case, according to reports by Modern Healthcare magazine and the Wall Street Journal which quoted unidentified government officials.

Grinney wouldn't comment on the talks.

Also in the works are new terms on the company's bank loans, which Grinney said should be completed in the next two weeks. That will help HealthSouth's financial picture.

"A year from now, two years from now, I think people will only know the new HealthSouth and the old HealthSouth will only be a distant memory," Grinney said.

The new HealthSouth could look decidedly different.

HealthSouth still hopes to sell the uncompleted U.S. 280 hospital that stands in front of its corporate headquarters, which could also go on the selling block. Grinney said negotiations are ongoing with Baptist Health System for the

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13.5-acre hospital site, a parking deck and the adjacent River Point office building.

The U.S. 280 hospital is supposed to have the operating license that goes with the HealthSouth Medical Center on Birmingham's Southside, a fact that is complicating talks, Grinney said.

"Those are some of the complications and the details that have to be resolved as we attempt to negotiate a final transaction with Baptist," Grinney said. "Unfortunately, I don't have a crystal ball to be able to precisely define what that is, but we certainly want to find a solution that will be a win-win for the citizens of the Birmingham."

HealthSouth has been selling its acute care hospitals, saying it doesn't want to be in a business where it must face strong competitors.

'The bad news':

Meanwhile, Grinney repeated his wish to sell the company's U.S. 280 headquarters and conference center.

"I've made it very clear that I believe that this building is inappropriate for a $4 billion health services company," he said. "It's extravagant, it's opulent, it's ostentatious, it's over the top. But we own it. That's the bad news. We own it outright."

He said Alvarez & Marsal, a turnaround firm hired by HealthSouth, attempted to sell the headquarters last year but couldn't find a buyer. He suspects a consultant now studying a potential sale will find there's not much demand for it.

"Based on everything that I've seen to date, I'm not real optimistic that there will be a market," he said. "I'm not optimistic that there will be a potential buyer out there."


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